Exhibit 10.8

EQUITABLE RESOURCES, INC.
2005 SHORT-TERM INCENTIVE PLAN

EQUITABLE RESOURCES, INC. (the “Company”) hereby establishes this EQUITABLE RESOURCES, INC 2005 SHORT-TERM INCENTIVE PLAN (the “Plan”) as of this 1st day of January, 2005, in accordance with the terms provided herein.

WHEREAS, the Company desires to establish an  incentive plan which describes the goals of the Company and the methodology for awarding incentive amounts; NOW, THEREFORE, the Company hereby adopts the terms of the Plan as follows:

Section 1.  Incentive Program Purposes.  The Company’s main purpose in providing the incentive programs described within the Plan (collectively, the “Incentive Programs”) is to maintain a competitive level of total cash compensation and to align the interests of the Company’s employees with those of the Company’s shareholders, customers, and with the strategic objectives of the Company.  By placing a portion of employee compensation at risk, the Company can reward performance based on the overall performance of the Company, the business segment and the individual contribution of each employee.

Section 2.  Effective Date.  The effective date of this Plan is January 1, 2005.  The Plan will remain in effect from year to year (each calendar year shall be referred to herein as a “Plan Year”) until formally amended or terminated in accordance with Section 17.

Section 3.  Eligibility.  Specific eligibility requirements for each Incentive Program shall be proposed by the President of each business segment or corporate officer, as applicable, and approved by the Company’s Vice President-Human Resources.  Based upon such eligibility requirements, the Company’s Vice President-Human Resources or the Company’s Director of Compensation and Benefits, as applicable, may designate any eligible employee for participation in the Plan in his or her complete and sole discretion.  Eligible employees who are designated to participate in an Incentive Program will be notified in writing of their participation and given a Plan document for their reference.

Section 4.  Administration of the Plan.  The Equitable Resources Headquarters Short-Term Incentive Program (the “Headquarters Incentive Program”), and any other Incentive Program that covers the officers of the Company, shall be administered by the Compensation Committee of the Board of Directors (the “Committee”).  The Company’s Director of Compensation and Benefits shall administer all other Incentive Programs under the general direction of the Company’s Vice President-Human Resources; provided, however, that the Committee shall at all times retain the discretion with respect to all Incentive Programs to reduce, eliminate, substitute or determine the source of any payment or award hereunder without regard to any particular factors specified in the Plan.  On an annual basis, the Committee must review and approve (a) the Plan, (b) the Headquarters Incentive Program, and other Incentive Programs covering officers of the Company, (c) the Incentive Targets, as defined in Section 8 of the Plan, for officers of the Company, (d) the methodology for determining the incentive pools, including the Financial Measures and the Value Drivers, as defined in Section 7 of the Plan, and (e) the projected payout under the Plan and under each Incentive Program.  The Committee must also review and approve all incentive payments under the Headquarters Incentive Program and other Incentive Programs covering officers of the Company, as well as any proposed amendments to the Plan throughout the Plan Year.

Section 5.  Incentive Programs.  The following Incentive Programs shall be administered under the Plan:

•                  Equitable Resources Headquarters Short-Term Incentive Program (including the shared services sub-programs);

•                  Equitable Utilities Short-Term Incentive Program (including any collectively bargained sub-programs);

•                  Equitable Supply Short-Term Incentive Program; and

•                  NORESCO Short-Term Incentive Program.

Section 6.  Definitions.  The following provides the definition of certain Financial Measures, identified in Section 7 of the Plan, as may be used in the Incentive Programs:

(a)                                  Net Income After Tax.  Net Income After Tax, if used in the Headquarters Incentive Program, is calculated as follows:

Total Revenue of the Company minus Total Expenses of the Company for the Plan Year.

For purposes of the foregoing calculation, Total Revenue shall mean revenue from continuing operations.  Income from unusual items, as determined by the Company’s Chief Financial Officer, will be excluded.  Expenses shall include interest, taxes, corporate overhead and the accrual charge for the Incentive Program funding.  Expenses from unusual items, as determined by the Company’s Chief Financial Officer, will be excluded.  The Company’s Chief Financial Officer is responsible for determining this Financial Measure under the general direction of the Committee.

Net Income After Tax, if used in all other Incentive Programs, is calculated as follows:

Total Revenue of the applicable business segment minus Total Expenses of the applicable business segment for the Plan Year.

This calculation will be completed by the President of the respective business segment and submitted to the Company’s Chief Financial Officer for review and approval.  The Company’s Chief Financial Officer will determine, for purposes of the Plan, the final business segment Net Income After Tax under the general direction of the Committee.

(b)                                 Return on Total Capital.  The Company’s Return on Total Capital is calculated as follows:

Net Income After Tax + (Interest x (1 — Effective Tax Rate)
(Debt + Book Equity-Cash)

For purposes of the foregoing calculation, all factors in the denominator shall be calculated by determining each specific factor at the end of each of the four quarters of the Plan Year and at the end of December of the previous year.  The average of those five numbers shall be the value used for each factor.  The Company’s Chief Financial Officer is responsible for determining this Financial Measure under the general direction of the Committee.

(c)                                  Earnings per Diluted Share Growth Rate.  The Company’s Earnings per Diluted Share Growth Rate is calculated as follows:

The positive difference between the Company’s actual earnings per diluted share for the Plan Year and the year immediately preceding the Plan Year, divided by the Company’s earnings per diluted share for the year immediately preceding the Plan Year.

For purposes of the foregoing calculation, actual earnings per share shall be as reported in the Company’s published financial statements for the subject year on a fully-diluted basis; provided, however, that any changes in tax laws, the effects of acquisitions and extraordinary items as defined by generally accepted accounting principles, including divestitures and Financial Accounting Standards Board accounting changes, may be excluded in the discretion of the Company’s Chief Financial Officer under the general direction of the Committee.

(d)                                 Total Shareholder Return.  The Company’s Total Shareholder Return (“TSR”) is calculated as follows:

(B + C) — A
A

                                                For purposes of the foregoing calculation:

                                                A is the average closing price of the Company’s common stock for the first ten trading days of the Plan Year.

                                                B is the average closing price of the Company’s common stock for the last ten trading days of the Plan Year.

                                                C is the dividends per share paid on the Company’s common stock in the plan year.

                                                The Company’s Chief Financial Officer is responsible for determining this Financial Measure under the general direction of the Committee.

(e)                                  Peer Group.  The Committee will establish a Peer Group for purposes of peer comparative performance measures used in the Plan.  This Peer Group is listed in Attachment A.  Any changes to the Peer Group must be approved by the Committee.

Section 7.  Determination of Incentive Pools.

(a)                                  All Incentive Programs provide for incentive payments that are funded based on incentive pools.  An incentive pool is created for each Incentive Program.  The base amount of each incentive pool shall be determined by the extent to which one or more specific and defined financial measures (the “Financial Measures”) are achieved for the Plan Year.  One or more additional, defined operational measures (“Value Drivers”) may affect the determination of the incentive pools, in the discretion of the Company’s Chief Executive Officer (the “CEO”).  The Value Drivers for each of the incentive pools are attached hereto as Attachment B.

(b)                                 The following chart provides the specific Financial Measures for each of the Incentive Programs.

Incentive Program	Financial Measures
Equitable Resources Headquarters	• Return on Total Capital (Peer Comparison)
• Earnings per Diluted Share Growth Rate (Peer Comparison)
• Earnings per Diluted Share Growth Rate (EQT Year to Year Comparison)
• Business Unit Value Driver Performance
Equitable Utilities	Net Income After Tax
Equitable Supply	Net Income After Tax and Volume
NORESCO	Net Income After Tax

(c)                                  Each incentive pool is determined based on the Financial Measures listed above, any minimum threshold amounts established therefor, and, if applicable, the Value Drivers, in accordance with the weightings assigned to each as listed on Attachment C.  Attachment D to this Plan specifies the base amount for each incentive pool, expressed as a multiple of the total of all Incentive Targets, as defined in Section 8 of the Plan, of those participants in each particular Incentive Program.  The CEO may, in his sole and absolute discretion, adjust the determination of the base amount of any business segment incentive pool (i) by any amount up to fifty (50%) percent based on the Value Drivers applicable to the particular business segment incentive pool and (ii) by an amount up to twenty-five percent (25%) based on the impact of weather, the prices of gas, oil and liquids, and/or any acquisitions or divestitures.  The Committee may, in its sole and absolute discretion, adjust the determination of the base amount of the Headquarters Incentive Program by an amount of up to twenty-five percent (25%) based on the impact of weather, the prices of gas, oil and liquids, acquisitions or divestitures and any peer group or performance factors determined by the Committee.  Such adjustments by the CEO or the Committee may be either positive or negative.

Section 8.  Incentive Targets.  Each participant under the Plan shall be given an incentive target (an “Incentive Target”) that shall be determined based on market competitive levels.  Incentive Targets for all corporate officers shall be determined within 90 days of the commencement of each Plan Year and approved by the Committee.  All other Incentive Targets shall be determined within 90 days of the commencement of each Plan Year by the Company’s Director of Compensation and Benefits, in consultation with the appropriate business segment President or corporate officer, as applicable, and approved by the Company’s Vice President-Human Resources.  Actual incentive awards payable (“Incentive Awards”), subject to adjustments as provided in the Plan, shall be based on the overall determination of the incentive pools and on individual performance.

Section 9.  Performance Goals.

(a)                                  Each participant shall have specific performance goals (the “Performance Goals”) determined for his or her position for the subject Plan Year.  These Performance Goals must support the approved business plan of the Company, affiliate or business unit, as applicable, and should identify how the participant will support any specific Value Drivers established.

(b)                                 A copy of each participant’s Performance Goals and objectives shall be determined in writing, and kept on file with the appropriate business segment Human Resources Department, by February 28 of the Plan Year to which they relate.

(c)                                  Following the determination of the incentive pools as described in Section 7, an evaluation of each participant’s actual performance relative to his or her individual Performance Goals for the Plan Year shall be completed.  Performance can be rated as Exceptional, Successful, Marginal, Fails to Meet Expectations and Not Rated.  The definition of each rating is as follows:

Performance Level	Performance Definition

Exceptional

Makes significant contributions to department, business unit, and/or Company’s business results. Overall performance far exceeds all requirements necessary to fulfill the principal duties, responsibilities, objectives and expectations of the position.

Successful	Overall performance meets all and may exceed some of the requirements necessary to fulfill the principal duties, responsibilities, objectives and expectations of the position.

Marginal	Overall performance meets most of the requirements necessary to fulfill the principal duties, responsibilities, objectives and expectations of the position. Performance Improvement Plan is required.

Fails to Meet Expectations	Overall performance fails to meet all or most of the requirements necessary to fulfill the principal duties, responsibilities, objectives and expectations of the position.

Not Rated	Appropriate only for employees who have been in their current position less than three months.

Based on the evaluation of the employee’s performance relative to his or her Performance Goals, individual performance adjustments can be made by the business segment President or appropriate corporate officer, as applicable, ranging from elimination of the Incentive Target to 150% of the Incentive Target.  The CEO must approve all individual performance adjustments under the Plan and may make individual performance adjustments in excess of 150%.

Section 10.  Distributing the Incentive Pool.  Incentive Awards may be earned based on the determination of the incentive pools and individual performance as follows:

(1)                                  The incentive pool is determined as described in Section 7.  If the established Financial Measures for the incentive pool are not achieved, the process to calculate Incentive Awards for the related Incentive Program is terminated.

(2)                                  The performance of each employee is reviewed by the business segment President or appropriate corporate officer, as applicable, and the individual performance adjustment described in Section 9, if any, is applied as appropriate to the employee’s original Incentive Target.

(3)                                  The Incentive Targets for each employee within an incentive pool, after giving effect to the individual performance adjustments described in Section 9, are totaled.  Each employee’s adjusted Incentive Target is then calculated as a percent of the total adjusted Incentive Targets for all employees within the incentive pool.

(4)                                  The percent assigned to each employee in step 3 is multiplied by the total incentive pool generated, resulting in the amount of the employee’s actual Incentive Award payable, subject to reduction, elimination or substitution by the Committee as provided in Section 4.

(5)                                  Additional or substituted distributions, if any, may be paid in cash or other forms from the Plan or other source as determined by the Committee, in its discretion.

Except as provided in Sections 10(5), 11 and 14 of the Plan, the amount of the Incentive Awards payable from the Plan, as calculated in Section 10(4), above, shall be paid in cash to participants as promptly as practicable following the end of a Plan Year and after determination of the incentive pools and the achievement of the Performance Goals.  An Incentive Award shall not be earned and a participant shall have no vested interest or entitlement to any Incentive Award hereunder prior to its actual payment.

Section 11.  Incentive Pool Calculation and Distribution for Selected Employees.

(a)                                  Employees who directly report to the CEO or those who are Chief Operating Officers of the Company’s business segments will have eighty percent (80%) of their Incentive Award tied to the funding multiple of the Headquarters Incentive Program incentive pool and twenty percent (20%) of their Incentive Award tied to the funding multiple of their specific business segment incentive pool.  Employees who directly report to Chief Operating Officers of the Company’s business segments will have twenty percent (20%) of their Incentive Award tied to the funding multiple of the Headquarters Incentive Program incentive pool and eighty percent (80%) of their Incentive Award tied to the funding multiple of the appropriate business segment incentive pool.

(b)                                 In accordance with the Company’s Stock Ownership Guidelines adopted on January 30, 2003, the CEO may elect to pay all or some of an individual’s Incentive Award in stock if the individual has not satisfied the Guideline.

Section 12.  Impact on Benefit Plans.  Payments under the Plan shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.

Section 13.  Tax Consequences.  It is intended that nothing in the Plan shall change the tax consequences of the Plans under Federal or State law and specifically shall not cause the participants in the Incentive Programs to be taxed currently under the Constructive Receipt or Economic Benefit Doctrines and as expressed in Sections 451 and 83 of the Internal Revenue Code of 1986, as amended.

Section 14.  Change of Status.  In making decisions regarding employees’ participation in the Plan, the Company’s Vice President-Human Resources or Director of Compensation and Benefits, as applicable, may consider any factors that he or she may consider relevant in their sole discretion .  The Company shall have no obligation to exercise its discretion to make an award to any employee affected by the described status changes.  The following guidelines are provided as general information regarding employee status changes upon the occurrence of the events described below, provided that the recommendation to include an employee in the Plan must originate from the business segment President or appropriate corporate officer, as applicable:

(a)                                  New Hire, Transfer, Promotion.  A newly hired employee will participate in the Plan Year following the year in which they are hired, unless otherwise specified in their employment offer.  An employee who is promoted or transferred during the Plan Year to a position qualifying for participation may be recommended for a pro rata Incentive Award based on the level of participation in his or her previous program and the percentage of the Plan Year the employee is in the participating position.  This includes employees who leave positions that qualify for incentive payments in other Company business segments.

(b)                                 Demotion.  No Incentive Award shall be paid to an employee who has been demoted during the Plan Year because of performance.

(c)                                  Termination.  No Incentive Award shall be paid to any employee whose services are terminated by the Company prior to payment of an Incentive Award.

(d)                                 Resignation.  No Incentive Award shall be paid to an employee who resigns for any reason, including retirement, before Incentive Awards are paid.

(e)                                  Death and Disability.  An employee whose status as an active employee is changed prior to payment of an Incentive Award  because of death or disability, may be considered for a pro rata Incentive Award, provided the employee would have otherwise qualified for payment of an Incentive Award.  In the event that an Incentive Award is paid on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due shall be paid to the employee’s estate.

Nothing in the Plan, in any Program or in any Incentive Target or Incentive Award shall confer any right on any employee to continue in the employ of the Company.

Section 15.  Change of Control.  In the event of a Change of Control of the Company, as then defined under the Company’s 1999 Long-Term Incentive Plan, Incentive Awards shall be paid, on a pro-rata basis for the portion of the Plan Year elapsed through the date of the Change of Control, to all Plan participants as if the target Financial Measures and Value Drivers were achieved and without adjustment to any individual Incentive Targets, but subject to the Committee’s overall discretion as provided in Section 4.  The pro-rata Incentive Awards payable pursuant to the foregoing sentence shall be paid immediately prior to consummation of such Change of Control or at such other time and subject to such other conditions as the Committee shall in its sole discretion determine, contingent upon consummation of such Change of Control.

Section 16.  Dispute Resolution.  The following is the exclusive procedure to be followed by all participants in resolving disputes arising from participation in and payments made under the Plan.  All disputes relative to a given Plan Year must be presented to the Director of Compensation and Benefits within thirty (30) days following the payment date of the Incentive Award for that Plan Year, or the participant’s right to dispute a payment will be irrevocably waived.  Once the Director of Compensation and Benefits has been notified of a dispute, he or she will assemble a Compensation Review Committee (the “CRC”) to review the issue.  The CRC will consist of the following: the Director of Compensation and Benefits, the manager of the employee with the dispute, the human resources director or vice president of the business segment, and a peer chosen by the employee with the dispute.  The employee with the concern will be given an opportunity to present his or her issues to the CRC.  A decision will be rendered by the CRC within thirty (30) business days of the meeting.  The Director of Compensation and Benefits will be responsible for preparing a written version of the decision.  This decision may be appealed to the Vice President-Human Resources of the Company.  Appealed decisions will be reviewed by the Vice President-Human Resources with information requested from the appropriate parties as he or she may determine in his or her sole discretion.  The decision made by the Vice President-Human Resources regarding the matter is final and binding on all Plan participants.

Section 17.  Amendment or Termination of this Plan.  The Company shall have the right to amend or terminate the Plan at any time by written action approved by the Committee, provided that any amendment or termination shall not affect any amounts deferred into the Company’s Deferred Compensation Plan and that no employee or participant shall have any vested right to payment of any Incentive Award hereunder prior to its payment.  The Company shall notify affected employees in writing of any amendment or Plan termination.

ATTACHMENT A

Peer Group

                CMS Energy Corporation

                Energen Corporation

                Keyspan Corporation

                Kinder Morgan Incorporated

                National Fuel Gas Company

                NISOURCE Incorporated

                OGE Energy Corporation

                ONEOK Inc

                Peoples Energy Corporation

                Questar Corporation

                Southwestern Energy Corporation

ATTACHMENT B

Value Drivers

ATTACHMENT C

Weighting of Financial Measures

Programs and Measures	Weighting
Equitable Resources Headquarters Short-Term Incentive Plan
External Measures
Return on Total Capital (Peer Comparison)	30%
Earnings per Diluted Share Growth Rate (Peer Comparison)	10%
Internal Measures
Earnings per Diluted Share Growth Rate (Year to Year Comparison)	40%
Business Unit Value Driver Performance	20%
Total	100%

Minimum Threshold Amounts

Programs and Measures	Minimum Threshold
Equitable Resources Headquarters Short-Term Incentive Plan
Return on Total Capital (Actual rate achieved for Plan Year)	8.0%*

*                 Failure to achieve minimum threshold may result in a reduction of the incentive pool by up to 25%, as determined by the Committee, in its sole discretion.

ATTACHMENT D

Incentive Targets

Headquarters (excluding Shared Financial Services, Information Technology and Risk Management)	$2,000,000

- Shared Financial Services	$200,000

- Information Technology	$600,000

- Risk Management	$100,000

Utility	$2,500,000

Supply	$1,900,000

NORESCO	$3,100,000

Total	$10,400,000